INVESTOR CONTACT: David Dahlstrom (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Media Relations (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS RECORD SALES AND
DOUBLE-DIGIT EARNINGS GROWTH IN THE SECOND QUARTER
The company reaffirms its full-year sales expectations and narrows its earnings guidance range
AUSTIN, Minn. (June 2, 2022) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the second quarter of fiscal 2022. All comparisons are to the second quarter of fiscal 2021 unless otherwise noted.

EXECUTIVE SUMMARY

SECOND QUARTER
•Volume of 1.2 billion lbs., down 2%; organic volume1 down 8%
•Record net sales of $3.1 billion, up 19%; organic net sales1 up 10%
•Operating income of $335 million, up 16%
•Operating margin of 10.8%, compared to 11.1% last year and 10.5% last quarter
•Pretax earnings of $322 million, up 10%
•Effective tax rate of 18.7%, compared to 22.1% last year
•Diluted earnings per share of $0.48, up 14% compared to last year
•Cash flow from operations of $193 million, up 24%

EXECUTIVE COMMENTARY
“We delivered strong top- and bottom-line growth during the quarter, leveraging our balanced business model, leading brands and experienced management team,” said Jim Snee, chairman of the board, president and chief executive officer. “The second quarter marked our sixth consecutive quarter of record sales, and we achieved earnings growth for the third consecutive quarter. Operating margin increased compared to the first quarter, an indication that our efforts to mitigate inflationary pressures are working. We also made meaningful progress across our supply chain, where our investments in capacity and a recovery in staffing levels contributed to improved fill rates, inventories and production volumes. These excellent results further demonstrate our team's ability to execute in difficult operating conditions and support the value of our clear strategic priorities.”

“Consumer and operator demand for our leading brands remained robust during the quarter, and we continue to realize the benefits of investments in our direct sales force, diversified product portfolios, increased advertising, brand building and innovation,” Snee said. “Double-digit organic sales growth was driven by our foodservice businesses, retail brands such as WHOLLY®, SKIPPY®, Hormel® Square TableTM, SPAM®, Hormel® Gatherings®, Dinty Moore® and Jennie-O®, and strong contributions from our food-forward brands, including Columbus® and Applegate®. Results for our Planters® snack nuts business improved throughout the quarter, and we are realizing the positive impact of the scale this business brings to our company, especially in the important and fast-growing convenience store channel. Our brands have responded well to pricing actions, and we are actively managing pricing and promotional levers to ensure the long-term health of our brands and the categories in which they compete.”

“Earnings growth this quarter was a result of the balance we have built across our business," Snee said. "Our Jennie-O Turkey Store segment had an outstanding quarter, as its ability to adjust to current market conditions and meet strong foodservice demand drove higher results. Likewise, our foodservice businesses in Refrigerated Foods were able to manage inflation and deliver excellent volume gains. Strong performances in these businesses offset elevated freight costs across all segments and a decline in Grocery Products, which absorbed higher costs for certain inputs, such as avocados, protein and packaging. As we continue to operate in this highly inflationary environment, we will remain focused on improving our supply chain performance, maximizing promotional effectiveness and mix, and, where necessary, taking additional pricing actions to mitigate persistent inflationary pressures."

“After an excellent first quarter and significant profit growth in the second quarter, our Jennie-O Turkey Store team is facing an uncertain period ahead,” Snee said. “We are actively managing the impacts from highly pathogenic avian influenza (HPAI) on turkey supply and will take the appropriate actions to protect the health of the turkeys across our supply chain. Similar to what we experienced in 2015, HPAI is expected to have a meaningful impact on industry poultry supplies over the coming months. Beginning in the third quarter, we anticipate large supply gaps in the Jennie-O Turkey Store vertically integrated supply chain, caused by flock losses to date. Our dedicated and experienced team is managing through operational challenges caused by the outbreaks and adapting to changing business conditions. The team has shown unwavering commitment and resolve in the face of a very difficult situation.”

OUTLOOK
"We have a responsibility to protect the equity of our brands and ensure we meet the needs of our customers, consumers and operators," Snee said. “Based on our strong first-half performance and current outlook for the full year, we are reaffirming our sales expectations and narrowing our earnings guidance range. We are confident in our ability to deliver our sales guidance, given robust demand for our brands across the retail, foodservice and international channels, improvements in our supply chain, our investments in capacity and from strategic pricing actions. From an earnings perspective, we expect a strong finish to the year from our Refrigerated Foods business. We anticipate a fourth-quarter improvement from pricing actions taken across our Grocery Products portfolio. Additionally, we are navigating the impact of HPAI on the Jennie-O Turkey Store supply chain and external factors affecting the International & Other segment, including current export logistics challenges and COVID-related lockdowns in China. Our teams have actions in place to manage through these challenges and drive results for the company."

Fiscal 2022 Outlook	Previous	Updated
Net Sales Guidance (in billions)	$11.7 - $12.5	$11.7 - $12.5
Diluted Earnings per Share Guidance	$1.87 - $2.03	$1.87 - $1.97

STRATEGIC EVOLUTION UPDATE
Planters® Snack Nuts Business Integration
“We successfully completed the integration of all aspects of the Planters® snack nuts business during the second quarter, and the business continues to perform at the high end of our expectations," Snee said. “Since our successful integration, we have seen improvements in customer service levels and expect consumption data to show improvement in the coming months. Looking to the balance of the year, we expect a strong finish from this business. We remain committed to investing behind the Planters® brands and are excited about our recently introduced Planters® Sweet & Spicy Dry Roasted peanuts and the packaging innovation now in the marketplace. We are also encouraged by the momentum behind the Corn Nuts® brand, which boasts a loyal following and is seeing strong sales gains."

Jennie-O Turkey Store Transformation
"We continued to make progress on our transformative actions at Jennie-O Turkey Store," Snee said. "Our team is navigating the current environment, balancing both short-term opportunities and the long-term vision for our turkey business. Above all, the team remains focused on creating a business model that is better aligned to the changing needs of our customers, consumers and operators to drive long-term, sustainable growth."

During the second quarter, the company closed the Benson Avenue facility and successfully transferred approximately 200 employees to the newer and larger manufacturing facility in Willmar, Minn. One-time plant closure costs were immaterial to segment results. The company remains on track to integrate business functions, consolidate the Jennie-O Turkey Store supply chain into the broader Hormel Foods One Supply Chain, and drive SG&A cost synergies of approximately $20 million to $30 million annually by fiscal 2023.

CHANNEL HIGHLIGHTS – SECOND QUARTER
Demand across the company's U.S. channels remained elevated, as exhibited by strong growth compared to the prior year. The company benefited from pricing actions to offset inflationary pressures across many categories and contributions from the Planters® snack nuts business. Sales for the international channel declined, primarily due to lower commodity exports.

Net Sales Percent Change (%)	Second Quarter	First Half
U.S. Retail	15	16
U.S. Foodservice	32	41
International	(3)	(3)
Total	19	21

SEGMENT HIGHLIGHTS – SECOND QUARTER

Refrigerated Foods
•Volume down 13%; organic volume1 down 14%
•Net sales up 13%; organic net sales1 up 11%
•Segment profit up 3%

Net sales increased due to strong results from the foodservice businesses and from retail products such as Columbus® grab-and-go charcuterie, Applegate® natural and organic meats, Hormel® Square TableTM refrigerated entrees and Hormel® Gatherings® party trays. Strategic pricing actions across the portfolio and the inclusion of the Planters® snack nuts business also contributed to growth. Consistent with the company's long-term strategy to better align resources to value-added growth, the overall decline in volume was due primarily to lower commodity sales resulting from the company's new pork supply agreement. Segment profit growth was driven by strong results from the foodservice businesses, more than offsetting higher operational and logistics costs. Volume, sales and segment profit were negatively impacted by production constraints due to labor shortages.

Grocery Products
•Volume up 19%; organic volume1 up 2%
•Net sales up 39%; organic net sales1 up 7%
•Segment profit down 9%

Volume and sales increased due to strength across the portfolio and from the inclusion of the Planters® snack nuts business. Organic sales growth was led by the WHOLLY®, SKIPPY®, SPAM® and Dinty Moore® brands, in addition to strategic pricing actions. Segment profit declined, as organic sales growth and the contribution from the Planters® business were unable to overcome significant inflationary pressures and lower results from MegaMex, which absorbed higher avocado costs. Volume, sales and segment profit were negatively impacted by production constraints due to labor shortages.

Jennie-O Turkey Store
•Volume down 1%
•Net sales up 16%
•Segment profit up 387%

Net sales for all areas of the business increased, led by foodservice, whole bird and retail sales. Value-added volume gains were attributed to strong results from the foodservice business. Higher commodity prices and foodservice sales drove the substantial improvement in segment profit. HPAI had an immaterial direct impact on the segment’s results for the quarter.

International & Other
•Volume down 14%; organic volume1 down 15%
•Net sales down 1%; organic net sales1 down 3%
•Segment profit down 3%

Volume and sales declined as a result of current export logistics challenges and lower commodity sales due to the company's new pork supply agreement. Retail sales in China improved as pantry loading and sales to food security programs in response to COVID-related lockdowns helped offset declines in foodservice sales. Profit growth in China was offset by lower results from the export business, which was negatively impacted by logistics challenges and meaningfully higher freight expenses.

SELECTED FINANCIAL DETAILS
•Advertising spend was $39 million compared to $31 million in the prior year.
•The effective tax rate was 18.7% compared to 22.1% last year. Higher stock option exercises provided a benefit to the tax rate for the quarter. The effective tax rate for fiscal 2022 is expected to be between 20.5% and 22.5%.
•Capital expenditures in the second quarter were $78 million compared to $45 million last year. The company's target for capital expenditures in fiscal 2022 is $310 million.
•Depreciation and amortization expense in the second quarter was $62 million compared to $52 million last year. The full-year expense is expected to be approximately $250 million.

PRESENTATION
A conference call will be webcast at 7 a.m. CDT on Thursday, June 2, 2022. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-317-6003 and providing the access code 2367917. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CDT, Thursday, June 2, 2022, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $11 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, WHOLLY®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the “Global 2000 World’s Best Employers” list by Forbes magazine for three years, is one of Fortune magazine’s most admired companies, has appeared on the “100 Best Corporate Citizens” list by 3BL Media 13 times, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; the COVID-19 pandemic; risks associated with acquisitions and divestitures; potential disruption of operations including at co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulation and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q, which can be accessed at hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES
The non-GAAP adjusted financial measures of organic net sales and organic volume are presented to provide investors with additional information to facilitate the comparison of past and present operations. Organic net sales and organic volume are defined as net sales and volume, excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impact of the acquisition of the Planters® snack nuts business (June 2021) in the Grocery Products, Refrigerated Foods, and International & Other segments.

The company believes these non-GAAP financial measures provide useful information to investors, because they are the measures used to evaluate performance on a comparable year-over-year basis. Non-GAAP measures are not intended to be a substitute for U.S. GAAP measures in analyzing financial performance. These non-GAAP measures are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP adjusted measures.

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC VOLUME AND NET SALES (NON-GAAP)

	Quarter Ended
in thousands	May 1, 2022			April 25, 2021
Volume (lbs.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Non-GAAP % Change
Grocery Products	373,163	(54,150)	319,013	313,795	1.7
Refrigerated Foods	517,477	(9,608)	507,869	593,271	(14.4)
Jennie-O Turkey Store	201,608	—	201,608	202,624	(0.5)
International & Other	71,949	(1,220)	70,730	83,257	(15.0)
Total	1,164,198	(64,978)	1,099,220	1,192,948	(7.9)

Net Sales
Grocery Products	$873,572	$(200,775)	$672,797	$628,232	7.1
Refrigerated Foods	1,644,284	(34,759)	1,609,525	1,453,380	10.7
Jennie-O Turkey Store	407,287	—	407,287	351,179	16.0
International & Other	171,416	(3,480)	167,935	173,830	(3.4)
Total	$3,096,559	$(239,014)	$2,857,545	$2,606,621	9.6

	Six Months Ended
	May 1, 2022			April 25, 2021
Volume (lbs.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Non-GAAP % Change
Grocery Products	744,678	(117,362)	627,316	618,129	1.5
Refrigerated Foods	1,090,229	(18,182)	1,072,047	1,188,586	(9.8)
Jennie-O Turkey Store	390,108	—	390,108	396,193	(1.5)
International & Other	144,056	(2,942)	141,114	169,746	(16.9)
Total	2,369,070	(138,485)	2,230,585	2,372,654	(6.0)

Net Sales
Grocery Products	$1,729,163	$(436,507)	$1,292,656	$1,205,831	7.2
Refrigerated Foods	3,271,812	(66,012)	3,205,800	2,820,457	13.7
Jennie-O Turkey Store	791,759	—	791,759	684,500	15.7
International & Other	348,184	(8,320)	339,864	356,980	(4.8)
Total	$6,140,917	$(510,838)	$5,630,079	$5,067,768	11.1

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Quarter Ended
	May 1, 2022	April 25, 2021	% Change
Net Sales
Grocery Products	$873,572	$628,232	39.1
Refrigerated Foods	1,644,284	1,453,380	13.1
Jennie-O Turkey Store	407,287	351,179	16.0
International & Other	171,416	173,830	(1.4)
Total	$3,096,559	$2,606,621	18.8

Segment Profit
Grocery Products	$89,299	$97,970	(8.9)
Refrigerated Foods	178,492	173,352	3.0
Jennie-O Turkey Store	61,799	12,700	386.6
International & Other	23,653	24,481	(3.4)
Total Segment Profit	353,243	308,503	14.5
Net Unallocated Expense	31,436	15,904	97.7
Noncontrolling Interest	62	21	197.7
Earnings Before Income Taxes	$321,868	$292,620	10.0

	Six Months Ended
	May 1, 2022	April 25, 2021	% Change
Net Sales
Grocery Products	$1,729,163	$1,205,831	43.4
Refrigerated Foods	3,271,812	2,820,457	16.0
Jennie-O Turkey Store	791,759	684,500	15.7
International & Other	348,184	356,980	(2.5)
Total	$6,140,917	$5,067,768	21.2

Segment Profit
Grocery Products	$188,785	$190,172	(0.7)
Refrigerated Foods	340,884	314,524	8.4
Jennie-O Turkey Store	105,536	39,640	166.2
International & Other	49,737	56,685	(12.3)
Total Segment Profit	684,941	601,020	14.0
Net Unallocated Expense	54,370	31,451	72.9
Noncontrolling Interest	201	133	51.2
Earnings Before Income Taxes	$630,772	$569,702	10.7

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share amounts
Unaudited

	Quarter Ended		Six Months Ended
	May 1, 2022	April 25, 2021	May 1, 2022	April 25, 2021
Net Sales	$3,096,559	$2,606,621	$6,140,917	$5,067,768
Cost of Products Sold	2,543,088	2,130,314	5,048,697	4,141,291
Gross Profit	553,471	476,307	1,092,220	926,477
Selling, General and Administrative	224,659	199,966	450,631	396,346
Equity in Earnings of Affiliates	5,916	13,074	12,814	27,302
Operating Income	334,728	289,415	654,402	557,433
Interest and Investment Income	1,799	10,992	5,668	28,284
Interest Expense	14,658	7,788	29,298	16,015
Earnings Before Income Taxes	321,868	292,620	630,772	569,702
Provision for Income Taxes	60,189	64,699	129,383	119,386
Effective Tax Rate	18.7%	22.1%	20.5%	21.0%
Net Earnings	261,679	227,921	501,389	450,316
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	62	21	201	133
Net Earnings Attributable to Hormel Foods Corporation	$261,617	$227,901	$501,188	$450,184

Net Earnings Per Share
Basic	$0.48	$0.42	$0.92	$0.83
Diluted	$0.48	$0.42	$0.91	$0.82

Weighted-average Shares Outstanding
Basic	544,702	540,195	543,691	540,054
Diluted	550,036	547,536	548,982	547,490

Dividends Declared per Share	$0.2600	$0.2450	$0.5200	$0.4900

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
In thousands
Unaudited

	May 1, 2022	October 31, 2021
Assets
Cash and Cash Equivalents	$861,719	$613,530
Short-term Marketable Securities	23,478	21,162
Accounts Receivable	795,292	895,719
Inventories	1,597,001	1,369,198
Taxes Receivable	7,763	8,293
Prepaid Expenses and Other Current Assets	88,304	39,914
Total Current Assets	3,373,557	2,947,816

Goodwill	4,935,832	4,929,102
Other Intangibles	1,814,501	1,822,273
Pension Assets	303,803	289,096
Investments In and Receivables from Affiliates	275,849	299,019
Other Assets	295,127	299,907
Net Property, Plant and Equipment	2,123,595	2,109,117
Total Assets	$13,122,263	$12,696,329

Liabilities and Shareholders' Investment
Accounts Payable and Accrued Expenses	$826,729	$844,502
Accrued Marketing Expenses	126,077	114,746
Employee Related Expenses	244,664	269,327
Taxes Payable	93,324	23,520
Interest and Dividends Payable	181,782	154,803
Current Maturities of Long-term Debt	8,084	8,756
Total Current Liabilities	1,480,659	1,415,654

Long-term Debt Less Current Maturities	3,294,101	3,315,147
Pension and Post-retirement Benefits	550,047	546,362
Other Long-term Liabilities	160,401	162,623
Deferred Income Taxes	291,841	278,183
Accumulated Other Comprehensive Loss	(221,164)	(277,269)
Other Shareholders' Investment	7,566,378	7,255,630
Total Liabilities and Shareholders' Investment	$13,122,263	$12,696,329

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands
Unaudited

	Quarter Ended		Six Months Ended
	May 1, 2022	April 25, 2021	May 1, 2022	April 25, 2021
Operating Activities
Net Earnings	$261,679	$227,921	$501,389	$450,316
Depreciation and Amortization	62,156	52,263	126,436	103,307
Decrease (Increase) in Working Capital	(154,867)	(127,799)	(100,483)	(190,384)
Other	24,385	3,189	49,769	(1,979)
Net Cash Provided by (Used in) Operating Activities	193,355	155,573	577,111	361,259

Investing Activities
Net (Purchase) Sale of Securities	(2,756)	(516)	(4,367)	(722)
Net Purchases of Property and Equipment	(78,420)	(44,989)	(127,779)	(83,891)
Other	5,045	(2,450)	6,336	(2,643)
Net Cash Provided by (Used in) Investing Activities	(76,131)	(47,955)	(125,811)	(87,256)

Financing Activities
Repayments of Long-term Debt and Finance Leases	(2,861)	(252,194)	(5,024)	(254,360)
Dividends Paid on Common Stock	(141,155)	(132,271)	(274,063)	(257,787)
Share Repurchase	—	(816)	—	(9,653)
Other	64,034	11,575	75,086	13,340
Net Cash Provided by (Used in) Financing Activities	(79,982)	(373,706)	(204,001)	(508,459)
Effect of Exchange Rate Changes on Cash	44	(920)	890	4,680
Increase (Decrease) in Cash and Cash Equivalents	37,285	(267,008)	248,189	(229,776)
Cash and Cash Equivalents at Beginning of Year	824,434	1,751,541	613,530	1,714,309
Cash and Cash Equivalents at End of Quarter	$861,719	$1,484,533	$861,719	$1,484,533